Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2020 FOURTH QUARTER AND FULL YEAR RESULTS

●	Fourth Quarter Net Income of $123 Million, or $1.17 Per Share
●	Non-GAAP Net Income of $163 Million, or $1.55 Per Share
●	Fourth Quarter Comparable Store Sales Decreased 2.7 Percent
●	Fourth Quarter Gross Margin Improves 160 Basis Points

NEW YORK, NY, February 26, 2021 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and fiscal year ended January 30, 2021.

Fourth Quarter Results

The Company reported net income of $123 million, or $1.17 per share, for the 13 weeks ended January 30, 2021, a decrease of 7.9 percent in earnings per share as compared with net income of $134 million, or $1.27 per share, for the corresponding prior-year period. On a non-GAAP basis, the Company earned $1.55 per share, a 4.9 percent decrease from non-GAAP earnings per share of $1.63 in the comparable prior-year period.

Fourth quarter comparable-store sales decreased by 2.7 percent. Total sales decreased by 1.4 percent, to $2,189 million this year, compared with sales of $2,221 million in the fourth quarter of 2019. Excluding the effect of foreign exchange rate fluctuations, total sales for the fourth quarter decreased by 3.0 percent.

“Despite the challenging macro backdrop of COVID-related store closures and supply chain congestion, we delivered strong bottom-line results in the fourth quarter,” said Richard Johnson, Chairman and Chief Executive Officer. “Our customers responded well to our solid product offering and exciting holiday campaign, which drove stronger margins and continued acceleration of our digital business. Based on the resiliency we have shown over the course of 2020, I am looking forward with renewed optimism as we continue to advance our long-term strategies and build value for all our stakeholders.”

“Our teams continued to execute nimbly in the fourth quarter to manage against the headwinds to our top line. As a result, we delivered gross margin expansion and improved inventory turns, while maintaining our discipline with expense management,” added Lauren Peters, Executive Vice President and Chief Financial Officer. “Although over 10 percent of our store fleet is temporarily closed at present due to COVID-19 restrictions, the strength of our financial position leaves us well prepared to continue navigating the macro challenges, while protecting our bottom line and investing in our growth.”

Non-GAAP Adjustments

During the fourth quarter of 2020, the Company recorded several adjustments, all of which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. The items included: 1) pre-tax charges of $62 million related to the impairment of certain underperforming stores; 2) a $4 million charge related to the impairment of one of the Company’s minority investments; 3) a $4 million charge related to reorganization of headquarters and support organization in EMEA, 4) an $11 million gain that primarily reflects an advance on our insurance coverage related to the social unrest losses, and 5) a $5 million benefit on our deferred tax assets due to changes in Dutch tax law. In the

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prior-year fourth quarter, the Company’s results included the following items: 1) pre-tax charges of $38 million primarily related to the impairment of certain Footaction assets; 2) a $1 million charge related to the Company’s previously-disclosed pension matter; 3) a $2 million benefit in our deferred tax assets due to changes in Dutch tax law; and 4) a $2 million tax charge for a valuation allowance on losses from certain foreign operations.

Fiscal 2020 Results

Sales for 2020 were $7,548 million, a decrease of 5.7 percent compared to sales of $8,005 million in fiscal 2019. Full-year comparable-store sales decreased 5.9 percent. Excluding the effect of foreign currency fluctuations, total sales decreased by 6.3 percent.

The Company’s net income decreased to $323 million in 2020, or $3.08 per share, as compared to the 2019 reported net income of $491 million, or $4.50 per share. On a non-GAAP basis, earnings per share totaled $2.81 in 2020, a 43.0 percent decrease compared to last year’s 52-week, non-GAAP earnings of $4.93.

Financial Position

At January 30, 2021, the Company’s merchandise inventories were $923 million, 23.6 percent lower than at the end of the fourth quarter last year. Using constant currencies, inventory decreased by 25.5 percent.

At year-end, the Company’s cash and cash equivalents totaled $1,680 million, while the debt on its balance sheet was $110 million. The Company’s total cash position, net of debt, was $785 million higher than at the same time last year. During the fourth quarter of 2020, the Company spent $27 million to repurchase 660,347 shares. For the full year, the Company repurchased 968,547 shares for $37 million, returning a total of $110 million to shareholders through its share repurchase program and dividends. In addition, the Company invested $159 million in its store fleet, digital platforms, supply chain and logistics capabilities, and other infrastructure.

“As previously announced, our Board of Directors approved a meaningful increase in our quarterly dividend to $0.20 per share, a 33 percent increase from the prior $0.15 per share,” continued Ms. Peters. “Combined with the approval of a $275 million capital investment program for 2021, these actions reflect our Board’s confidence in the Company’s strong financial position and ability to pursue our strategic initiatives while also returning more cash to shareholders.”

Financial Outlook

Given the ongoing uncertainty created by COVID-19, the Company is not providing full-year 2021 guidance at this time.

Store Base Update

During the fourth quarter, the Company opened 19 new stores, remodeled or relocated 39 stores, and closed 53 stores. As of January 30, 2021, the Company operated 2,998 stores in 28 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 127 franchised Foot Locker stores were operating in the Middle East.

The Company is hosting a live conference call at 9:00 a.m. (ET) today, February 26, 2021, to review these results and provide an update on the business. This conference call may be accessed live by calling toll free 1-844-701-1163 or international toll 1-412-317-5490 or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10151610 through March 12, 2021. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

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This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the Company's Annual Report on Form 10-K for the year ended February 1, 2020 filed on March 27, 2020, and the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2020 filed on December 9, 2020. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended January 30, 2021 and February 1, 2020

(In millions, except per share amounts)

	Fourth Quarter		Fiscal Year
	2020	2019	2020	2019
Sales	$2,189	$2,221	$7,548	$8,005

Cost of sales	1,465	1,521	5,365	5,462
SG&A	460	430	1,587	1,650
Depreciation and amortization	44	45	176	179
Impairment and other charges	59	49	117	65
Income from operations	161	176	303	649

Interest (expense) income, net	(2)	2	(7)	11
Other income, net	1	4	198	12
Income before income taxes	160	182	494	672
Income tax expense	37	48	171	181
Net income	$123	$134	$323	$491

Diluted EPS	$1.17	$1.27	$3.08	$4.50
Weighted-average diluted shares outstanding	105.2	105.2	105.1	109.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

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Non-GAAP Reconciliation

(unaudited)

Periods ended January 30, 2021 and February 1, 2020

(In millions, except per share amounts)

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below and on the following pages.

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Fiscal Year
	2020	2019	2020	2019
Pre-tax income:
Income before income taxes	$160	$182	$494	$672
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	59	49	117	65
Other income, net (2)	—	—	(190)	(4)
Adjusted income before income taxes (non-GAAP)	$219	$231	$421	$733

After-tax income:
Net income	$123	$134	$323	$491
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $15, $12, $24, and $16 million, respectively (1)	44	37	93	49
Other income, net - net of income tax expense of $-, $-, $50, and $- million, respectively (2)	—	—	(140)	(4)
Tax charge related to revaluation of certain intellectual property rights (3)	1	—	25	—
Tax law rate changes (4)	(5)	(2)	(5)	(2)
U.S. tax reform (5)	—	—	—	2
Income tax valuation allowance (6)	—	2	—	2
Adjusted net income (non-GAAP)	$163	$171	$296	$538

	Fourth Quarter		Fiscal Year
	2020	2019	2020	2019
Earnings per share:
Diluted EPS	$1.17	$1.27	$3.08	$4.50
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.42	0.35	0.87	0.44
Other income, net (2)	—	—	(1.33)	(0.04)
Tax charge related to revaluation of certain intellectual property rights (3)	0.01	—	0.24	—
Tax law rate changes (4)	(0.05)	(0.02)	(0.05)	(0.02)
U.S. tax reform (5)	—	—	—	0.02
Income tax valuation allowance (6)	—	0.03	—	0.03
Adjusted diluted EPS (non-GAAP)	$1.55	$1.63	$2.81	$4.93

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Non-GAAP Reconciliation

(unaudited)

Periods ended January 30, 2021 and February 1, 2020

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments:

(1)	Included with this caption are impairment charges and other charges, as follows:

	Fourth Quarter		Year-to-Date
	2020	2019	2020	2019
Impairment and other charges (pre-tax):
Impairment of long-lived assets	$62	$37	$77	$37
Runners Point shutdown	-	-	19	-
Costs and losses related to social unrest	(11)	-	8	-
Impairment of investments	4	11	4	11
EMEA reorganization	4	-	4	-
Eastbay reorganization	-	-	3	-
Pension reformation	-	1	2	4
SIX:02 shutdown	-	-	-	13
	$59	$49	$117	$65

During the thirteen and fifty-two weeks ended January 30, 2021, the Company recorded pre-tax charges of $59 million and $117 million, respectively, classified as Impairment and Other Charges. This compares with charges of $49 million and $65 million recognized for the thirteen and fifty-two weeks ended February 1, 2020, respectively. See the Company’s 2019 Annual Report on Form 10-K for further information about the charges recorded during 2019.

During the fourth quarter of 2020, we conducted an impairment review for approximately 90 underperforming stores. We evaluated the long-lived assets, including the right-of-use assets and recorded non-cash charges of $62 million to write down store fixtures, leasehold improvements, and right-of-use assets for approximately 60 locations.

Cost and losses related to social unrest represented inventory losses, damages to store property, repairs, and other costs incurred in connection with the riots that affected certain parts of the United States and Canada during the second and third quarters of 2020. For the full year, the charge represented inventory losses of $15 million, damages to store property of $1 million, repairs and other costs of $2 million. During the fourth quarter, we recorded a partial insurance recovery of $10 million. We are continuing to work with our insurers to determine the remaining amount of our covered losses under our property insurance policy. Additional insurance recoveries will be recorded in the period in which we conclude our settlement discussions with our insurance providers.

During the fourth quarter of 2020, the Company recorded a charge of $4 million related to one of our minority investments. Additionally, in connection with the reorganization of certain headquarters and supply chain support functions in EMEA, we recorded severance costs of $4 million during the fourth quarter of 2020.

Included in the year-to-date period of 2020 are charges related to the shutdown of the Runners Point business of $19 million, costs related to the restructuring of the Eastbay business of $3 million, and costs related to the pension plan reformation of $2 million.

(2)	The Company recorded a non-cash gain of $190 million, or $140 million after-tax, during the third quarter of 2020. This gain was related to one of our minority investments that is measured using the fair value measurement alternative, which received additional funding at a higher valuation than the initial investment. During the third quarter of 2019, the Company recognized a gain of $4 million in connection with the exchange of a note for a distribution center lease and related fixed assets. The tax expense was fully offset by the release of a valuation allowance.
(3)	During the first quarter of 2020, the Company recorded a $27 million tax charge related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement. During the second and third quarter of 2020, we performed quarterly valuations and due to the improved financial outlook we reduced the charge by $2 million and $1 million, respectively. During the fourth quarter of 2020, the valuation resulted in a charge of $1 million.
(4)	The Company recognized a tax benefit of $5 million and $2 million during the fourth quarters of 2020 and 2019, respectively, in connection with tax law changes in the Netherlands.
(5)	In connection with U.S. tax reform, the Company recorded a charge of $2 million during the third quarter of 2019, which reflected an adjustment to U.S. tax on foreign income.
(6)	During 2019, valuation allowances were established against deferred tax assets associated with certain foreign tax losses.

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Consolidated Balance Sheets

(unaudited)

(In millions)

	January 30,	February 1,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$1,680	$907
Merchandise inventories	923	1,208
Other current assets	230	271
	2,833	2,386
Property and equipment, net	788	824
Operating lease right-of-use assets	2,716	2,899
Deferred taxes	101	81
Goodwill	159	156
Other intangible assets, net	17	20
Minority investments	337	142
Other assets	90	81
	$7,041	$6,589

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$400	$333
Accrued and other liabilities	560	343
Current portion of debt and obligations under finance leases	102	-
Current portion lease of obligations	580	518
	1,642	1,194
Long-term debt and obligations under finance leases	8	122
Long-term lease obligations	2,499	2,678
Other liabilities	116	122
Total liabilities	4,265	4,116
Total shareholders' equity	2,776	2,473
	$7,041	$6,589

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 1,			January 30,	Relocations/
	2020	Opened	Closed	2021	Remodels
Foot Locker US	867	21	40	848	20
Foot Locker Europe	636	9	21	624	17
Foot Locker Canada	105	—	4	101	2
Foot Locker Pacific	91	2	—	93	7
Foot Locker Asia	14	6	—	20	—
Kids Foot Locker	431	4	13	422	9
Lady Foot Locker	46	—	11	35	—
Champs Sports	536	11	8	539	4
Footaction	245	4	9	240	22
Runners Point	81	1	82	—	—
Sidestep	77	11	12	76	1
Total	3,129	69	200	2,998	82

Selling and gross square footage are as follows:

	February 1, 2020		January 30, 2021
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,403	4,191	2,409	4,203
Foot Locker Europe	1,016	2,181	1,016	2,176
Foot Locker Canada	263	432	255	422
Foot Locker Pacific	148	240	166	260
Foot Locker Asia	42	76	79	141
Kids Foot Locker	740	1,278	736	1,265
Lady Foot Locker	66	110	51	85
Champs Sports	1,930	2,999	1,946	3,033
Footaction	777	1,317	758	1,240
Runners Point	105	185	—	—
Sidestep	75	137	88	157
Total	7,565	13,146	7,504	12,982

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